Exhibit 19.1

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Insider Trading Policy

1	Purpose

This Insider Trading Policy (the “Policy”) provides guidelines with respect to transactions in the securities of InspireMD, Inc. (the “Company”) and the handling of confidential information about the Company and the companies with which the Company does business. The Company’s Board of Directors has adopted this Policy to promote compliance with federal, state and foreign securities laws that prohibit certain persons who are aware of material nonpublic information about a company from: (i) trading in securities of that company; or (ii) providing material nonpublic information to other persons who may trade on the basis of that information.

2	Scope

This Policy applies to all officers of the Company and its subsidiaries, all members of the Company’s Board of Directors, and all employees of the Company and its subsidiaries. The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information. This Policy also applies to Family Members, other members of a person’s household and entities controlled by a person covered by this Policy, as described below (collectively referred to in this Policy as “Insiders”).

3	Applicable Documents

FOR-056-11 – Insider Trader Form

Appendix 1 - GUIDELINES FOR RULE 10B5-1 PLANS

4	Policy

4.1	Transactions Subject to the Policy

This Policy applies to transactions in the Company’s securities (collectively referred to in this Policy as “Company Securities”), including the Company’s common stock, options to purchase common stock, preferred stock, warrants, restricted shares or units or any other type of securities that the Company may issue, including (but not limited to), convertible debentures, as well as derivative securities that are not issued by the Company, such as exchange-traded options or swaps relating to the Company’s Securities.

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Insider Trading Policy

4.2	Individual Responsibility

Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company Securities while in possession of material nonpublic information. Each individual is responsible for making sure that he or she complies with this Policy, and that any family member, household member or entity whose transactions are subject to this Policy, as discussed below, also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the Compliance Officer or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violations.”

4.3	Administration of the Policy

The Company’s Chief Financial Officer, shall serve as the Compliance Officer for the purposes of this Policy, and in his absence, the Company’s Chief Executive Officer, or another employee designated by the Compliance Officer shall be responsible for administration of this Policy. All determinations and interpretations by the Compliance Officer shall be final and not subject to further review.

4.4	Statement of Policy

It is the policy of the Company that no Insider of the Company (or any other person designated by this Policy or by the Compliance Officer as subject to this Policy) who is aware of material nonpublic information relating to the Company may, directly, or indirectly through Family Members (as defined below) or other persons or entities:

1.	Engage in transactions in Company Securities, except as otherwise specified in this Policy under the headings “Transactions Under Company Plans,” “Transactions Not Involving a Purchase or Sale” and “Rule 10b5-1 Plans;”

2.	Recommend the purchase or sale of any Company Securities;

3.	Disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company;

4.	Disclose, or participate in the disclosure of, any information related to the Company’s business, prospects, financial condition or employees by means of an Internet “chat room” or other similar space on the Internet in which either the Company’s business or the value of its securities is discussed or posted.

5.	Assist anyone engaged in the above activities.

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Insider Trading Policy

In addition, it is the policy of the Company that no Insider of the Company (or any other person designated as subject to this Policy) who, in the course of working for the Company, learns of material nonpublic information about a company with which the Company does business, including a customer or supplier of the Company, may trade in that company’s securities until the information becomes public or is no longer material.

There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

4.5	Definition of Material Nonpublic Information

Material Information. It is not possible to define all categories of material nonpublic information. However, information should be regarded “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that could be expected to affect the Company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:

●	Projections of future earnings or losses, or other earnings guidance;
●	Changes to previously announced earnings guidance, or the decision to suspend earnings guidance;
●	A pending or proposed merger, acquisition or tender offer;
●	A pending or proposed acquisition or disposition of a significant asset;
●	A pending or proposed joint venture;
●	A Company restructuring;
●	Significant related party transactions;
●	A change in dividend policy, the declaration of a stock split, or an offering of additional securities;
●	Bank borrowings or other financing transactions out of the ordinary course;
●	The establishment of a repurchase program for Company Securities;
●	A change in the Company’s pricing or cost structure;
●	Major marketing changes;
●	A change in management;
●	A change in auditors or notification that the auditor’s reports may no longer be relied upon;

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Insider Trading Policy

●	Development of a significant new product, process, or service;
●	Pending or threatened significant litigation, or the resolution of such litigation;
●	Impending bankruptcy or the existence of severe liquidity problems;
●	The gain or loss of a significant customer or supplier;
●	The imposition of a ban on trading in Company Securities or the securities of another company;
●	News of major clinical or development milestones;
●	The results of clinical trials; and
●	Significant communications to or from regulatory agencies or other significant regulatory developments.

When Information is Considered Public. To be “public” the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information. Information that has not been disclosed to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through the newswire services or public disclosure filed with the SEC that are available on the SEC’s website. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers and institutional investors.

Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. As a general rule, information should not he considered fully absorbed by the marketplace until such information has been publicly known for at least one full Trading Day. lf, for example, the Company were to make an announcement pre-market Monday, you should not trade in Company Securities until market open on Tuesday. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information. As used herein, the term “Trading Day” shall mean a day on which the Nasdaq Capital Market (or such other market or exchange on which the Company’s common stock is then listed or traded to the extent such other market or exchange is the principal trading market or exchange for the Company’s common stock) is open for trading.

4.6	Transactions by Family Members and Others

This Policy applies to your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company Securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company Securities (collectively referred to as “Family Members”). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Company Securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Family Members.

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Insider Trading Policy

4.7	Transactions by Entities that You Influence or Control

This Policy applies to any entities that you influence or control, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.

4.8	Transactions Under Company Plans

This Policy does not apply in the case of the following transactions, except as specifically noted:

Stock Option Exercises. This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s plans if the shares acquired upon exercise are held rather than sold, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of restricted stock.

401(k) Plan. This Policy does not apply to purchases of Company Securities in a Company 401(k) plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. This Policy does apply, however, to certain elections you may make under the 401(k) plan, including: (a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Company stock fund; (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund; (c) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company stock fund balance; and (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.

Employee Stock Purchase Plan. This Policy does not apply to purchases of Company Securities in an employee stock purchase plan resulting from your periodic contribution of money to the plan pursuant to the election you made at the time of your enrollment in the plan. This Policy also does not apply to purchases of Company Securities resulting from lump sum contributions to the plan, provided that you elected to participate by lump sum payment at the beginning of the applicable enrollment period. This Policy does apply, however, to your election to participate in the plan for any enrollment period, and to your sales of Company Securities purchased pursuant to the plan.

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Insider Trading Policy

Dividend Reinvestment Plan. This Policy does not apply to purchases of Company Securities under a Company dividend reinvestment plan resulting from your reinvestment of dividends paid on Company Securities. This Policy does apply, however, to voluntary purchases of Company Securities resulting from additional contributions you choose to make to the dividend reinvestment plan, and to your election to participate in the plan or increase your level of participation in the plan. This Policy also applies to your sale of any Company Securities purchased pursuant to the plan.

Sale of Shares to Cover Tax Withholdings. The trading restrictions under this Policy do not apply to the sale of shares of common stock issued upon vesting of stock options, restricted stock units or restricted stock for the limited purpose of covering tax withholding obligations (and any associated broker or other fees) (a “Sell-to-Cover Transaction”), so long as you were not in possession of material nonpublic information in compliance with Rule 10b5-1. Sell-to-Cover Transactions must be strictly limited to the number of securities needed to cover such person’s tax obligations and you may not be permitted to exercise control over the timing of such sales. Sell-to-Cover Transactions must be pre-approved by the Compliance Officer. This exemption does not apply to plans for sales incident to the exercise of option awards.

Other Similar Transactions. Any other purchase of Company Securities from the Company or sales of Company Securities to the Company are not subject to this Policy.

4.9	Transactions Not Involving a Purchase or Sale

Bona fide gifts are not transactions subject to this Policy, unless the person making the gift has reason to believe that the recipient intends to sell the Company Securities while the Insider is aware of material nonpublic information, or the person making the gift is subject to the trading restrictions specified below under the heading “Additional Procedures” and the sales by the recipient of the Company Securities occur during a blackout period. Further, transactions in mutual funds that are invested in Company Securities are not transactions subject to this Policy.

4.10	Special and Prohibited Transactions

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. It therefore is the Company’s policy that any persons covered by this Policy may not engage in any of the following transactions, or should otherwise consider the Company’s preferences as described below:

Short-Term Trading. Short-term trading of Company Securities may be distracting to the person and may unduly focus the person on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. For these reasons, any Insider of the Company who purchases Company Securities in the open market may not sell any Company Securities of the same class during the six months following the purchase (or vice versa) unless you first pre-clear the proposed transaction with the Chief Compliance Officer.

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Insider Trading Policy

Short Sales. No Insider shall engage in a short sale of the Company’s Securities. A short sale is in general a sale of securities not owned by the seller. Transactions in certain put and call options for the Company’s Securities may in some instances constitute a short sale. Short sales of Company Securities may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company Securities are prohibited. In addition, Section 16(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prohibits officers and directors from engaging in short sales at any time that the Company is subject to such section.

Publicly-Traded Options. Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a director, officer or employee is trading based on material nonpublic information and focus a director’s, officer’s or other employee’s attention on short-term performance at the expense of the Company’s long- term objectives. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, by an Insider are prohibited by this Policy. (Option positions arising from certain types of hedging transactions are governed by the paragraph below captioned “Hedging Transactions.”)

Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit an Insider to continue to own Company Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the Insider may no longer have the same objectives as the Company’s other shareholders. As a result, these types of transactions are prohibited by Company policy.

Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company Securities, Insiders are prohibited from holding Company Securities in a margin account or otherwise pledging Company Securities as collateral for a loan.

Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when an Insider is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on Company Securities. If a person subject to this Policy determines that they must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the restrictions and procedures outlined below under the heading “Additional Procedures.”

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Insider Trading Policy

4.11	Additional Procedures

The Company has established additional procedures in order to assist the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and to avoid the appearance of any impropriety. These additional procedures are applicable only to those individuals described below.

Pre-Clearance Procedures. All officers, directors and such other persons designated by the Compliance Officer because of their access to the Company’s internal financial statements or other material nonpublic information regarding the Company’s performance during annual and quarterly fiscal periods as well as the Family Members and Controlled Entities of such persons (“Designated Insiders”) may not engage in any transaction in Company Securities without first obtaining pre-clearance of the transaction from the Compliance Officer. A request for pre-clearance should be submitted to the Compliance Officer at least one business days in advance of the proposed transaction. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company Securities, and should not inform any other person of the restriction.

When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company, and should describe fully those circumstances to the Compliance Officer. The requestor should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5, if the Company is then subject to Section 16. The requestor should also be prepared to comply with SEC Rule 144 and file Form 144, if necessary, at the time of any sale.

Pre-cleared trades must be effected within five business days of receipt of pre-clearance unless an exception is granted. Transactions not effected within such time limit are subject to pre-clearance again.

Quarterly Trading Restrictions. Designated Insiders may not conduct any transactions involving the Company’s Securities (other than as specified by this Policy) during a “Blackout Period” beginning at the end of each fiscal quarter and ending at the end of the trading on the next business day after the date of the public release of the Company’s earnings results for that quarter. The sensitivity arises because directors, officers and certain employees involved in the preparation of the financial results will often possess material nonpublic information.

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Event-Specific Trading Restriction Periods. From time to time, an event may occur that is material to the Company and is known by only a few directors, officers and/or employees. So long as the event remains material and nonpublic, the Designated Insiders may not trade Company Securities. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Compliance Officer, designated persons should refrain from trading in Company Securities even sooner than the typical Blackout Period described above. In that situation, the Compliance Officer may notify these persons that they should not trade in the Company’s Securities, without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or extension of a Blackout Period will not be announced to the Company as a whole, and should not be communicated to any other person. Even if the Compliance Officer has not designated you as a person who should not trade due to an event-specific restriction, you should not trade while aware of material nonpublic information.

Exceptions. The quarterly trading restrictions and event-driven trading restrictions do not apply to those transactions to which this Policy does not apply, as described above under the headings “Transactions Under Company Plans” and “Transactions Not Involving a Purchase or Sale.” Further, the requirement for pre-clearance, the quarterly trading restrictions and event-driven trading restrictions do not apply to transactions conducted pursuant to approved Rule 10b5-1 plans, described under the heading “Rule 10b5-1 Plans.”

4.12	Rule 10b5-1 Plans

Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company Securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Company Securities may be purchased or sold without regard to certain insider trading restrictions. To comply with the Policy, a Rule 10b5-1 Plan must be approved by the Compliance Officer and meet the requirements of Rule 10b5-1 and the Company’s “Guidelines for Rule 10b5-1 Plans,” which are attached hereto. In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.

Any Rule 10b5-1 Plan must be submitted for approval five days prior to the entry into the Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.

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4.13	Post-Termination Transactions

This Policy continues to apply to transactions in Company Securities even after termination of service to the Company. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not trade in Company Securities until that information has become public or is no longer material. The pre-clearance procedures specified under the heading “Additional Procedures” above, however, will cease to apply to transactions in Company Securities upon the expiration of any Blackout Period or other Company-imposed trading restrictions applicable at the time of the termination of service.

4.14	Consequences of Violations

The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in the Company’s Securities, is prohibited by the federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities as well as the laws of foreign jurisdictions. Punishment for insider trading violations is severe, and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

In addition, an individual’s failure to comply with this Policy may subject the individual to Company-imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.

4.15	Company Assistance

Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Compliance Officer, who can be reached by telephone at 972-3-691-7691 or by e-mail at craigs@inspiremd.com.

4.16	Certification

All persons subject to this Policy must certify their understanding of, and intent to comply with, this Policy.

5	Responsibility

The Finance Controllers have the overall responsibility for implementing the Insider Trading Policy, ensuring that all employees sign the Insider Trading Form.

The CEO has final approval over any future changes to the Policy.

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Insider Trading Policy

Appendix 1 - GUIDELINES FOR RULE 10B5-1 PLANS

Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company Securities (as defined in the Insider Trading Policy) that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Company Securities may be purchased or sold without regard to certain insider trading restrictions. In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.

As specified in the Company’s Insider Trading Policy, a Rule 10b5-1 Plan must be approved by the Compliance Officer and meet the requirements of Rule 10b5-1 and these guidelines. Any Rule 10b5-1 Plan must be submitted for approval five days prior to the entry into the Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.

The following guidelines apply to all Rule 10b5-1 Plans:

●	You may not enter into, modify or terminate a trading program during a blackout period or while in possession of material nonpublic information. Entering into, modifying, revoking, or early termination of a Rule 10b5-1 Plan must be approved in advance by the Compliance Officer.
●	Rule 10b5-1 Plans must include a representation certifying that at the time of the adoption or modification: (1) you are not aware of material, nonpublic information about the Company or its securities; and (2) you are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5.
●	All Rule 10b5-1 Plans must have a duration of at least 61 months and no more than 12 years.
●	If a Rule 10b5-1 Plan is terminated, you must wait at least 30 days before trading outside of the Rule 10b5-1 Plan.
●	If a trading program is terminated, you must wait until the end of the current or next Blackout Period (as defined in the Insider Trading Policy), whichever is sooner, before a new Rule 10b5-1 plan may be adopted.
●	You may not commence sales under a trading program until (i) for directors, officers and other Section 16 insiders, the later of: (1) 90 days after plan adoption; or (2) two (2) business days following the public disclosure of the Company’s annual financial results in a Form 10-K or quarterly financial results in a Form 10-Q (but not to exceed 120 days following plan adoption); and (ii) for individuals not covered by (i), at least 30 days following the date of establishment of a trading program.
●	The waiting period requirement described above will apply to any modification to the amount, price or timing of a purchase or sale (including changes to related formulae) under an existing Rule 10b5-1 Plan. Trading under your Rule 10b5-1 Plan will continue pursuant to the original terms of your Rule 10b5-1 Plan until this waiting period has elapsed, at which time the modified Rule 10b5-1 Plan will become effective or the revocation or termination of the plan (as applicable).

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●	Following any permitted revocation or early termination of a Rule 10b5-1 Plan, you may not establish a new Rule 10b5-1 Plan until the commencement of the next open trading window.
●	You may not have more than one Rule 10b5-1 Plan in effect at any given time (i.e. “multiple overlapping plans”), subject to certain limited exceptions that comport with the requirements of Rule 10b5-1 relating to multiple or overlapping plans.

○	This restriction on multiple overlapping plans will not apply to a plan adopted solely and exclusively for the purpose of selling Company Securities in the open market or through a broker to satisfy a person’s tax obligations through a “sell-to-cover” method in connection with the vesting of equity awards (“Sell-to-Cover Plans”). Sales under Sell-to-Cover Plans must be strictly limited to the number of securities needed to cover such person’s tax obligations and the award holder may not be permitted to exercise control over the timing of such sales. This exemption does not apply to plans for sales incident to the exercise of option awards.

●	You may not adopt more than one Rule 10b5-1 Plan to execute a single trade during any consecutive 12-month period, subject to certain limited exceptions that comport with the requirements of Rule 10b5-1. This restriction does not apply to Sell-to-Cover Plans.
●	If you are director, officer and other Section 16 insider, you must also confirm that all trades made pursuant to the Rule 10b5-1 Plan will be made in accordance with Rule 144 under the Securities Act of 1933, as amended.
●	You may not engage in any trades of the Company’s securities outside of the Rule 10b5-1 Plan while a plan is in effect.

Each director, officer and other Section 16 insider understands that the approval or adoption of a pre-planned selling program in no way reduces or eliminates such person’s obligations under Section 16 of the Exchange Act, including such person’s disclosure and short-swing trading liabilities thereunder. If any questions arise, such person should consult with their own counsel in implementing a Rule 10b5-1 Plan. Each director, officer and other Section 16 insider seeking to establish a new Rule 10b5-1 Plan, or amend or modify an existing Rule 10b5-1 Plan, will be required to provide a written representation to the Company certifying that such director or officer (i) will deliver a copy of any such Rule 10b5-1 Plan, including any amendments or modifications thereto, to the Compliance Officer and (ii) consents to the disclosure of the material terms of any such Rule 10b5-1 Plan, including any amendments or modifications thereto, in the Company’s Exchange Act reports.

None of the requirements or plan terms currently contemplated by this Appendix to the the Company’s Insider Trading Policy are exhaustive or limiting on the Company. The Company has the right to require the inclusion of additional provisions in your Rule 10b5-1 Plan designed to protect you and/or the Company, whether before or after the Rule 10b5-1 Plan has been approved by the Compliance Officer, or to delete or amend existing provisions.